Exhibit 99.1

Warrior Reports Second Quarter 2026 Results

Generates significant free cash flow as Blue Creek helps drive record volumes, lower costs and margin expansion

Sales and production volumes grow by 65% and 45% year-over-year, respectively

Raises full year volume guidance, reflecting continued positive customer reception of Blue Creek product

BROOKWOOD, AL - August 5, 2026 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2026. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the second quarter of 2026 of $87.4 million, or $1.65 per diluted share, an increase from net income of $5.6 million, or $0.11 per diluted share, in the second quarter of 2025. Adjusted EBITDA in the second quarter of 2026 was $156.9 million, a 193% increase from $53.6 million in the second quarter of 2025, reflecting the continued ramp-up in the profitability contribution from the Blue Creek mine and improved steelmaking coal prices.

Second Quarter Highlights

•
Achieved record quarterly sales volumes for the fourth consecutive quarter of 3.7 million short tons of steelmaking coal; and

•
Cost of sales increased to $340.0 million, or 68% of sales, driven primarily by a 65% increase in sales tons. Despite the higher overall cost of sales, cash cost of sales (free-on-board port) per short ton decreased by 9% to $92.53 from the prior year comparable period, driven primarily by the inherently lower cost structure of Blue Creek and a benefit from the Section 45X Advanced Manufacturing Production Tax Credit (the “45X Credit”).

“We delivered record sales volumes, improved pricing and a lower-cost profile in the second quarter, driving significant margin expansion and generating more than $103 million of free cash flow,” commented Walt Scheller, CEO of Warrior. “Blue Creek continues to be an important contributor to our performance, adding incremental earnings and cash flow as customers respond positively to our offering.”

“Recent market conditions have also highlighted the value of Warrior's premium product portfolio and low-cost operating position, which drive strong results across pricing cycles. While steelmaking coal markets continue to experience regional demand and supply fluctuations, Chinese import demand has provided support to seaborne pricing and long-term steel production growth in India remains a positive demand catalyst.

In summary, with Blue Creek operational and our development spending complete, this second quarter marked the start of the next phase of Warrior's growth, which is focused on free cash flow generation, balance sheet strength and long-term stockholder returns,” Mr. Scheller concluded.

Operating Results

Sales volumes in the second quarter of 2026 were a record 3.7 million short tons compared to 2.2 million short tons in the second quarter of 2025, representing a 65% increase, driven primarily by sales of Blue Creek steelmaking coal.

The Company produced 3.3 million short tons of steelmaking coal in the second quarter of 2026, compared to 2.3 million short tons in the second quarter of 2025, representing a 45% increase. Inventory levels decreased to 1.4 million short tons as of June 30, 2026, compared to 1.9 million short tons as of March 31, 2026.

Additional Financial Results

Total revenues were $509.7 million for the second quarter of 2026, which compares to total revenues of $297.5 million for the second quarter of 2025, reflecting the 65% increase in sales volumes combined with a 6% increase in the average net selling price. The average net selling price of the Company's steelmaking coal increased from $130.01 per short ton in the second quarter of 2025 to $137.82 per short ton in the second quarter of 2026. The average gross selling price realization was approximately 66% of the Platts Premium Low Vol (“PLV”) FOB Australian index price for the second quarter of 2026 compared to 80% for the second quarter of 2025. This result was primarily driven by a 21% higher sales mix of high-vol A steelmaking coal predominantly sold into the Pacific Basin at elevated freight rates and persistently low second tier price relativities compared to the PLV. Despite lower index realization, improved pricing, record volumes and lower operating costs drove significant growth in earnings and cash flow.

Cost of sales for the second quarter of 2026 was $340.0 million compared to $226.4 million for the second quarter of 2025. Cash cost of sales (free-on-board port) for the second quarter of 2026 were $338.1 million, or 67.1% of mining revenues, compared to $224.5 million, or 77.8% of mining revenues in the same period of 2025. Cash cost of sales (free-on-board port) per short ton decreased to $92.53 in the second quarter of 2026 from $101.17 in the second quarter of 2025. This was driven primarily by the sales mix of Blue Creek coal and its inherent lower cost structure and a benefit from the 45X Credit offset partially by higher steelmaking coal prices and their effect on Warrior's variable cost structure, primarily for wages, transportation and royalties.

Depreciation and depletion expenses for the second quarter of 2026 were $58.3 million, or 11.4% of total revenues and were higher than the same period last year of $43.3 million, or 14.5% of total revenues. This was primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes.

Selling, general and administrative expenses for the second quarter of 2026 were $9.8 million, or 1.9% of total revenues, and were lower than the same period last year of $11.9 million due to the current period including a gain of $2.4 million related to recoveries received in connection with the Walter Energy bankruptcy proceedings.

Net interest expense for the second quarter of 2026 was $3.4 million, which compares to $2.2 million of net interest income in the prior year.

Income tax expense was $3.7 million in the second quarter of 2026 on pre-tax income of $91.1 million compared to income tax expense of $4.3 million in the second quarter of 2025 on a pre-tax income of $9.9 million.

Cash Flow and Liquidity

Cash provided by operating activities was $132.3 million in the second quarter of 2026, compared to $37.5 million in the second quarter of 2025, driven primarily by higher earnings and improved operating performance. Net working capital, excluding cash, for the second quarter of 2026 increased by $13.7 million from the first quarter of 2026, primarily reflecting higher inventories, prepaid expenses and lower accrued expenses.

Cash used in investing activities for capital expenditures and mine development for the second quarter of 2026 was $18.3 million compared to $94.3 million in the second quarter of 2025. Free cash flow was $103.4 million in the second quarter of 2026 compared to negative free cash flows of $56.7 million in the second quarter of 2025, reflecting improved operating cash flow and lower capital spending following completion of the Blue Creek construction phase.

Cash flows used in financing activities for the second quarter of 2026 was $14.2 million, primarily due to principal repayments of financing lease obligations of $9.9 million and payment of a regular quarterly dividend of $4.2 million.

The Company’s total liquidity as of June 30, 2026 was $452.9 million, consisting of cash and cash equivalents of $302.3 million, short-term investments of $10.1 million, which is net of $10.1 million posted as collateral and available liquidity under its ABL Facility of $140.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation

On July 28, 2026, the Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on August 17, 2026, to stockholders of record as of the close of business on August 10, 2026.

Company Outlook

The Company raised its volume guidance by 0.5 million short tons for the full year 2026 after continued positive reception of Blue Creek volume trials and adoption by customers. This guidance is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements.

Coal sales	13.0 - 14.0 million short tons
Coal production	12.5 - 13.5 million short tons
Cash cost of sales (free-on-board port)	$95 - $105 per short ton
Capital expenditures for sustaining existing mines	$105 - $115 million
Capital expenditures for Blue Creek project	$50 - $75 million
Depreciation and depletion	$225 - $250 million
Selling, general and administrative expenses	$75 - $85 million
Interest expense	$20 - $25 million
Interest income	$3 - $8 million

Key factors that may affect the full year 2026 outlook include:

•
One longwall move in Q2, and three planned longwall moves before year-end (two in Q3, one in Q4);
•
HCC index pricing, geography of sales and freight rates;
•
global trade and tariff policies;
•
exclusion of other non-recurring costs;
•
new labor contract; and
•
inflationary pressures.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures

This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call

The Company will hold a conference call to discuss its second quarter 2026 results today, August 5, 2026, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on August 5, 2026, until 6:30 p.m. ET on August 12, 2026. The replay will be available by calling: 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and entering passcode 2020393.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2026 guidance, sales and production growth, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, future production and profitability from Blue Creek, and the impact of Blue Creek on our results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war, the ongoing conflicts in the Middle East and actions between the United States and Venezuela; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the performance of the Blue Creek longwall; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; including the expansion of the Company's met coal reserves through federal lease acquisition; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2025 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D'Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenues:
Sales	$503,594	$288,491	$952,063	$583,424
Other revenues	6,096	9,032	16,215	14,042
Total revenues	509,690	297,523	968,278	597,466
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	340,046	226,412	630,464	472,147
Cost of other revenues (exclusive of items shown separately below)	7,033	8,210	15,363	16,083
Depreciation and depletion	58,293	43,255	110,566	88,532
Selling, general and administrative	9,797	11,923	37,996	30,365
Total costs and expenses	415,169	289,800	794,389	607,127
Operating income (loss)	94,521	7,723	173,889	(9,661)
Interest expense	(5,526)	(2,890)	(8,697)	(4,997)
Interest income	2,145	5,083	4,732	10,376
Income (loss) before income tax expense (benefit)	91,140	9,916	169,924	(4,282)
Income tax expense (benefit)	3,711	4,310	10,154	(1,720)
Net income (loss)	$87,429	$5,606	$159,770	$(2,562)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$1.65	$0.11	$3.03	$(0.05)
Net income (loss) per share—diluted	$1.65	$0.11	$3.03	$(0.05)
Weighted average number of shares outstanding—basic	52,832	52,588	52,778	52,526
Weighted average number of shares outstanding—diluted	52,871	52,616	52,813	52,526
Dividends per share:	$0.08	$0.08	$0.16	$0.16

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Tons sold	3,654	2,219	6,656	4,391
Tons produced	3,347	2,308	6,844	4,562
Average net selling price	$137.82	$130.01	$143.04	$132.87
Cash cost of sales (free-on-board port) per short ton(2)	$92.53	$101.17	$94.17	$106.70
Cost of production %	58%	67%	59%	67%
Transportation and royalties %	42%	33%	41%	33%
Cash margin per ton(3)	$45.29	$28.84	$48.87	$26.17

(1) 1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Cost of sales	$340,046	$226,412	$630,464	$472,147
Asset retirement obligation accretion	(806)	(966)	(1,612)	(1,931)
Stock compensation expense	(1,133)	(942)	(2,050)	(1,684)
Cash cost of sales (free-on-board port)(2)	$338,107	$224,504	$626,802	$468,532

(2) Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Net income (loss)	$87,429	$5,606	$159,770	$(2,562)
Interest expense (income), net	3,381	(2,195)	3,965	(5,380)
Income tax expense (benefit)	3,711	4,310	10,154	(1,720)
Depreciation and depletion	58,293	43,255	110,566	88,532
Asset retirement obligation accretion	1,113	1,331	2,225	2,662
Stock compensation expense	2,478	2,045	12,577	10,098
Other non-cash actuarial accretion	495	495	990	989
Non-cash mark-to-market (gain) loss on gas hedges	-	(1,303)	-	415
Business interruption	3	24	11	22
Adjusted EBITDA(4)	$156,903	$53,568	$300,258	$93,056
Adjusted EBITDA margin(5)	30.8%	18.0%	31.0%	15.6%
Adjusted EBITDA per short ton(6)	$42.94	$24.14	$45.11	$21.19

(4) Adjusted EBITDA is defined as net income (loss) before net interest expense (income), net, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market (gain) loss on gas hedges and business interruption expenses. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, industry analysts use analogous measures to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$132,277	$37,546	$120,551	$48,463
Purchases of property, plant and equipment and mine development costs	(28,923)	(94,251)	(109,052)	(173,598)
Free cash flow(7)	$103,354	$(56,705)	$11,499	$(125,135)
Free cash flow conversion(8)	65.9%	(105.9)%	3.8%	(134.5)%

(7) Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
OPERATING ACTIVITIES:
Net income (loss)	$87,429	$5,606	$159,770	$(2,562)
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	57,709	48,931	119,693	99,176
Changes in operating assets and liabilities:
Trade accounts receivable	32,733	3,995	(81,824)	(26,598)
Inventories, net	(15,057)	(15,252)	(30,665)	(7,531)
Prepaid expenses and other receivables	(20,055)	(1,339)	(11,756)	(7,304)
Accounts payable	5,296	4,197	8,590	19,635
Accrued expenses and other current liabilities	(16,621)	(5,115)	(43,855)	(23,550)
Other	843	(3,477)	598	(2,803)
Net cash provided by operating activities	132,277	37,546	120,551	48,463
INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(28,923)	(74,966)	(109,052)	(143,476)
Deferred mine development costs	-	(19,285)	-	(30,122)
Proceeds from sale of investments	10,579	(81)	33,279	1,501
Proceeds from sale of property, plant and equipment	45	-	45	-
Net cash used in investing activities	(18,299)	(94,332)	(75,728)	(172,097)
FINANCING ACTIVITIES:
Dividends paid	(4,225)	(4,225)	(8,963)	(9,410)
Principal repayments of finance lease obligations	(9,940)	(10,594)	(18,576)	(14,487)
Proceeds from financing lease obligations	-	-	-	48,771
Payments for taxes related to net share settlement of equity awards	-	-	(14,771)	(9,384)
Net cash (used in) provided by financing activities	(14,165)	(14,819)	(42,310)	15,490
Net increase (decrease) in cash, cash equivalents and restricted cash	99,813	(71,605)	2,513	(108,144)
Cash, cash equivalents and restricted cash at beginning of period	210,549	462,593	307,849	499,132
Cash, cash equivalents and restricted cash at end of period	$310,362	$390,988	$310,362	$390,988

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$302,346	$299,963
Short-term investments	20,152	53,252
Trade accounts receivable	263,415	181,591
Inventories, net	264,884	235,936
Prepaid expenses and other receivables	66,841	49,513
Total current assets	917,638	820,255
Restricted cash	8,016	7,886
Mineral interests, net	103,001	107,258
Property, plant and equipment, net	1,841,421	1,817,364
Deferred income taxes	2,875	2,947
Other long-term assets	27,510	28,089
Total assets	$2,900,461	$2,783,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$78,773	$66,077
Accrued expenses	98,082	131,881
Asset retirement obligations	5,473	5,473
Short-term financing lease liabilities	32,038	29,669
Federal coal lease obligations	9,100	8,844
Other current liabilities	10,209	15,077
Total current liabilities	233,675	257,021
Long-term debt	154,591	154,252
Asset retirement obligations	66,242	64,755
Black lung obligations	34,461	34,036
Long-term financing lease liabilities	49,203	54,492
Deferred income taxes	47,681	54,179
Federal coal lease obligations	24,389	23,679
Total liabilities	610,242	642,414
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of June 30, 2026, and December 31, 2025; 55,023,805 issued and 52,801,964 outstanding as of June 30, 2026; 54,791,997 issued and 52,570,156 outstanding as of December 31, 2025)	550	548
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2026, and December 31, 2025)	(50,576)	(50,576)
Additional paid in capital	298,513	300,710
Retained earnings	2,041,732	1,890,703
Total stockholders’ equity	2,290,219	2,141,385
Total liabilities and stockholders’ equity	$2,900,461	$2,783,799